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                                              COVER-ALL TECHNOLOGIES INC.
FOR IMMEDIATE RELEASE                         18-01 Pollitt Drive
                                              Fair Lawn NJ  07410
                                              Tel: (201) 794-4800
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                    COVER-ALL TECHNOLOGIES INC. ANNOUNCES $.7
                    MILLION CONVERTIBLE DEBENTURES FINANCING


FAIR LAWN, NEW JERSEY -- August 23, 2002 -- COVER-ALL TECHNOLOGIES INC., a Delaware corporation (OTC Bulletin Board - COVR) (the "Company"), today announced that on August 21, 2002 it raised $.7 million through a private placement of 8% convertible debentures with the Renaissance Capital Group ("Renaissance") of Dallas, Texas. An aggregate of $700,000 was sold to Renaissance US Growth and Income Trust PLC (traded on the London Stock Exchange) and BFSUS Special Opportunities Trust PLC, which are managed by Renaissance. An aggregate of $1,400,000 of 8% Convertible Debentures was sold to Renaissance US Growth and Income Trust PLC and BFSUS Special Opportunities Trust PLC on June 28, 2001.

The funds raised from the transaction will be used for working capital purposes. The new debentures, maturing in 2009, are convertible into shares of Cover-All's common stock, $.01 par value per share, initially at $0.30 per share, subject to adjustment in accordance with the terms of the debentures.

John Roblin, Chairman of the Board, President and Chief Executive Officer, stated: "We are delighted to be able to obtain this additional financing from Renaissance. Renaissance Capital Group has reaffirmed their confidence in our Company and our management team. With this financing, we are able to strengthen our cash position."

"I am optimistic about the future of our Company. The Property & Casualty (P&C) Insurance industry is in critical need of creative, technology-enabled approaches to resolve long-standing business problems and enable future growth. At Cover-All our new generation of solutions, available today, are designed to deliver ROI (Return on Investment) in short timeframes, and our advanced technology framework will support the most challenging solutions and business requirements well into the future."

Utilizing the latest thin client and relational database technology, Cover-All Technologies Inc. specializes in providing Internet-enabled strategic policy and premium software solutions in the Property and Casualty insurance industry. Our focus is on the business drivers. Our solutions and technology framework are enablers to address business needs. Cover-All is based in Fair Lawn, New Jersey. More information may be obtained from the Company's web site at WWW.COVER-ALL.COM.

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Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.


CONTACT INFORMATION:

FOR COVER-ALL:
John Roblin
Chairman of the Board, President and Chief Executive Officer
201.794.4898
JROBLIN@COVER-ALL.COM